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                                                                    Exhibit 15.1



                          ACKNOWLEDGMENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS
                REGARDING INDEPENDENT ACCOUNTANTS' REVIEW REPORT


The Board of Directors
Northfield Laboratories Inc.:

With respect to the registration statement on Form S-3 dated June 27, 2003 of Northfield Laboratories Inc., we acknowledge our awareness of the use therein of our reports dated October 11, 2002, December 16, 2002 and March 20, 2003 related to our reviews of interim financial information as of August 31, 2002, November 30, 2002 and February 28, 2003, respectively.

Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP

Chicago, Illinois
June 27, 2003